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                                                                   EXHIBIT 10.2

                               License Agreement

         THIS AGREEMENT ("the Agreement") effective June 1, 1993 for VALVED TIP ANGIOGRAPHIC & INFUSION CATHETERS by and between MICRO THERAPEUTICS, INC. ("MTI"), a California Corporation, located at 32 Santa Catrina, Rancho Santa Margarita. California 92688; and Andrew Cragg, M.D. ("CRAGG"), an individual, located at 6101 Code Ave., Edina, Minnesota 55436.

1.       Definitions

                 a. "Field of Interest" and "Field" shall mean products and methods related to the concept embodied in the Products (as defined herein). of a valved tip to allow injection or infusion of fluids in the body.

                 b. "First Commercial Sale" with respect to a particular Product shall mean the first arms length sale to a third party of such Product in the United States or other country under the approval of appropriate federal and state governmental agencies for distribution and sale of said Product.


                 c. "Net Sales Price" of a Product means an amount equal to the gross sales price of the Product sold, less credits and allowances for defective and returned Products, trade discounts, duties, taxes applicable to sales or use, and transportation charges paid or allowed.

                 d. "Products" shall mean valved tip angiographic and infusion catheters that incorporate U.S. Patent #5,085,635.

2.       License

         CRAGG hereby grants to MTI, under all of CRAGG'S patents, copyrights, trade secrets, knowhow, and other intellectual property rights now and hereafter existing, an exclusive, worldwide, perpetual, irrevocable license, with rights to sublicense, to make, have made, use and sell or otherwise dispose of products. Including U.S. patent #5,085,635 titled "VALVED-TIP ANGIOGRAPHIC CATHETER" and dated Feb. 4, 1992.

3.       Confidentiality

                 a. As used in this Section 2, the term "Confidential Information" shall mean any written or oral information disclosed by one party to the other pursuant to this Agreement.

                 b. Each of the parties shall use at least the same degree of care which he uses to prevent the disclosure of his own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to him by the other party under

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License Agreement                                                        Page 2
Andrew Cragg M.D.


this Agreement. Each party warrants to the other that such degree of care is reasonably calculated to prevent the disclosure of Confidential Information. Notwithstanding the above, MTI may disclose CRAGG'S Confidential Information to third parties for the purposes of development, manufacture, operation and maintenance of Products and other devices incorporating the Licensed Technology, providing, however, that MTI shall require such third parties to keep confidential any of CRAGG'S Confidential Information.

         Notwithstanding the above, neither party shall have liability to the other with regards to any Confidential Information of the other which:



                 (i) was in the public domain at the time it was disclosed or hereafter enters the public domain through no fault of the receiving party;

                 (ii) was known to the receiving party at the time of disclosure;

                 (iii) was independently developed by the receiving party without any use of the Confidential Information; or

                 (iv) becomes known to the receiving party from a source other than the disclosing party without breach of the Agreement or like Agreement.

4.       Joint Development

         a. The parties hereto agree to use their best business efforts to develop the Products. The parties acknowledge and agree that the purpose of the joint development effort is to develop and market the Products which may be sold by MTI. CRAGG shall be principally responsible for the clinical and design input directed toward the development of the Products in accordance with the requirements mutually agreed upon by the parties, and MTI shall be principally responsible for the development of prototypes and final marketable Products based in part upon the designs developed by CRAGG. Notwithstanding the generality of the foregoing statement, each party shall provide all reasonable advice, guidance, and assistance to the other party, as requested by the other party, to help ensure the success of the development effort. MTI's responsibility shall include development, prototyping, FDA approval, manufacture, and marketing of the Products. Failure to accomplish or achieve any of the goals set forth above shall not constitute a breach of this Agreement so long as the failing party has used its/his best business Efforts in connection therewith.

         b. MTI shall reimburse CRAGG'S reasonable documented out-of-pocket expenses incurred with prior approval of MTI.

5.       Consulting Service

         Until September 30, 1996 CRAGG shall provide such reasonable consulting services as MTI shall request with respect to the Products. Subject to terms and conditions of a Consulting agreement dated June 1, 1993.
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License Agreement                                                        Page 3
Andrew Cragg M.D.


6.       Assignment

         CRAGG hereby assigns to MTI his entire right, title and interest in and to all patents. Copyrights, trade secrets, know-how, and other intellectual property rights which relate to the Field and which exist now or at any time prior to the expiration of the term of the Consulting Agreement.

7.       Royalties and Other Considerations

         a. MTI agrees to pay to CRAGG a one percent (1.0%) royalty on the Net Sales Price of the Products sold by MTI. Such royalties shall be payable based on sales of the Product for a period of twelve (12) years from the date of First Commercial Sale of such product type to an Unrelated Third Party. Thereafter MTI shall have no further royalty obligations under this Agreement.

         b. Royalties due shall be paid within thirty (30) days after the close of each calendar quarter, beginning with the first full quarter following First Commercial Sale. Each royalty payment shall be accompanied by a statement setting forth, how the amount then being paid was determined.

         c. CRAGG shall have the right, no more than once per year and at his expense, to retain an independent accounting firm to audit, in confidence, the relevant books and records of MTI to determine MTI's compliance with its royalty obligations hereunder. If such audit reveals an understatement of twenty percent (20%) or more of the royalties due CRAGG hereunder, MTI shall bear the expense of such audit.

8.       Intellectual Property Rights

         a. All discoveries, improvements and other inventions which relate to the Field and are either conceived or first reduced to practice (as that term is used before the U.S. Patent and Trademark Office) by either party during the term of this Agreement, shall be the sole and exclusive property of MTI.

         b. CRAGG agrees to execute any and all assignment documents which are required to implement the intent of this paragraph. MTI shall retain any and all rights to file any applications for patents, copyrights, mask work rights, or other statutory intellectual property rights on such inventions. Title to all such applications, patents, mask work rights, copyrights or other statutory intellectual property rights shall vest in MTI.

         c. MTI shall bear the expenses of obtaining and maintaining all patents and other intellectual property rights developed pursuant to this Agreement so long as MTI has agreed, in its reasonable discretion, that such patent or other intellectual property right should be pursued.

9.       Term and Termination

         a. Unless earlier terminated pursuant to this Section, this Agreement shall remain in full force and effect for a term of twelve (12)
years.
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License Agreement                                                        Page 4
Andrew Cragg M.D.

                 b. Either party may terminate this Agreement on notice to the other party if the other party materially breaches any material obligation or representation under this Agreement and does not cure such breach and provide notice thereof to the other party within sixty (60) days after written notice to the other party setting forth, in reasonable detail, the nature of the alleged breach. MTI's bankruptcy, insolvency, assignment for the benefit of creditors shall be deemed to be a breach of a material obligation under this Agreement.

                 c. Upon termination or expiration of this Agreement, the rights and obligations of the parties pursuant to the following sections shall survive: Sections 3, 6, 7, and 8.

         10.     Miscellaneous

                 a. Entire Agreement This Agreement embodies the entire understanding of the parties as it relates to the subject matter hereof, and this Agreement supersedes any prior Agreement or understanding between the parties with respect to such subject matter.

                 b. Waiver Should either party fail to enforce any provision of this Agreement, or fail to exercise, or waive, any right with respect thereto, such failure or waiver shall not be construed as constituting a waiver or a continuing waiver of its rights to enforce such provision or right or any other provision or right.

                 c. Survivability This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                 d. Governing Law This Agreement and any matter in connection with the performance hereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of California.


         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed where applicable in their respective corporate names and by their duly authorized representatives on the date first above written.



MICRO THERAPEUTICS, INC.                        ANDREW CRAGG M.D.

By:_____________________________                By:____________________________
   George Wallace - President                            Andrew Cragg

Date:___________________________                Date:__________________________